May 13, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Ladies and Gentlemen:

We have read paragraphs (a)(1)(i) through (a)(1)(v) and (a)(3) of Item 4 included in the Form 8-K dated May 13, 1999 of Building Materials Holding Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


Copy to:
Mr. Ellis C. Goebel, Senior Vice President - Finance and Treasurer, Building
  Materials Holding Corporation